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                                                                    EXHIBIT 10.2


                        EXECUTIVE EMPLOYMENT AGREEMENT OF
                                  THOMAS BLACK

   This Executive Employment Agreement ("AGREEMENT") is entered into between PRIVATE BUSINESS, INC., a Tennessee corporation ("COMPANY"), and THOMAS BLACK, a resident of Nashville, Tennessee ("EXECUTIVE"). The Company and Executive are sometimes referred to herein as the "PARTIES."

1. Introduction. The Company has employed Executive as its President and Chief Executive Officer since February 1, 2001. Accordingly, the Company and Executive intend by this Agreement to specify the terms and conditions of Executive's current employment relationship with the Company.

2. Employment. The Company confirms the employment of Executive and Executive hereby confirms its acceptance of employment with the Company upon terms and conditions set forth herein, in each instance effective February 1, 2001.

3. Duties and Responsibilities.

   3.1 Extent of Service. Executive shall, during the term of this Agreement, devote such of his entire time, attention, energies and business efforts to his duties as an executive of the Company as are reasonably necessary to carry out his duties specified in Paragraph 3.2 below. Executive shall not, during the term of this Agreement, engage in any other business activity (whether or not such business activity is pursued for gain, profit or other pecuniary advantage) if such business activity would impair Executive's ability to carry out his duties hereunder. This Paragraph 3.1, however, shall not be construed to prevent Executive from investing his personal assets as a passive investor or from serving on the boards of directors of companies whose Business Activities (as defined in Section 10.1) are not competitive with either (i) any of the Business Activities conducted or offered by the Company or its subsidiaries or affiliates, which Business Activities shall include in any event and without limitation, providing software products and marketing, training, management, billing, collection and insurance brokerage services to entities in the business of purchasing or financing accounts receivable or in the factoring business, or
(ii) any other Business Activities which the Company or its subsidiaries or affiliates conducts or offers, or is actively planning to conduct or offer.

   3.2 Position and Duties. Subject to the power of the Board of Directors of the Company to elect and remove officers and the power of the stockholders to remove directors, Executive shall serve the Company as President and Chief Executive Officer and Director and shall be nominated for re-election as a Director at the Company's Annual Meeting of Shareholders; and shall perform, faithfully and diligently, the services and functions relating to such office (or otherwise reasonably incident to such office) as may be designated from time to time by the Board of Directors of the Company or its designee(s); provided that all such services and functions shall be reasonable and within


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Executive's area of expertise, and provided further that Executive shall be physically capable of performing the same.

   3.3 Place of Employment. During the term of this Agreement, the Company shall maintain its principal executive offices in the Nashville, Tennessee area, and Executive's primary place of employment shall be at such principal executive offices. During the term of this Agreement, the Company will provide Executive with a private office and other customary staff support services commensurate with the services and functions to be performed by him hereunder.

4. Salary and Other Benefits. Subject to the terms and conditions of this
Agreement:

   4.1 Salary. As compensation for his services during the term of his employment under this Agreement, Executive shall be paid at an annual rate of not less than Two Hundred Ten Thousand Dollars ($210,000), payable in accordance with the then current payroll policies of the Company. Such salary shall be subject to increase by the Board of Directors of the Company (or the appropriate committee thereof) from time to time. The annual salary payable from time to time by the Company to Executive pursuant to this Paragraph 4.1 is herein sometimes referred to as his "BASE SALARY."

   4.2 Incentive Bonus Eligibility. Beginning with calendar year 2001, Executive shall be eligible to be paid an annual incentive cash bonus ("BONUS") of up to one hundred percent (100%) of his Base Salary subject to performance criteria for the Company and Executive established from time to time by the Board of Directors, or its designee(s), and Executive. The initial performance criteria are set forth in Annex A to this Agreement.

   4.3 Method of Payment.

       (a) No later than January 1 of each year, Executive may elect to take all or any portion of his Base Salary for such year in cash and/or common stock of the Company. Executive hereby elects to receive all of his Base Salary for his employment from February 1, 2001 through December 31, 2001 in common stock of the Company. If Executive elects to take any portion of his Base Salary in common stock of the Company as to any calendar year, the Company shall pay Executive as of January 1 of such year such number of restricted shares (the "RESTRICTED SHARES") equal to the amount of Base Salary to be paid in common stock, net of all applicable tax and other standard payroll deductions (resulting in "NET Pay"), divided by the closing price of the common stock on December 31 of the preceding calendar year (except that Net Pay shall be divided by $3.00 for employment during 2001). With respect to Executive's election in the second sentence of this Section 4.3(a) as to his employment from February 1, 2001 through December 31, 2001, such formula shall result in Executive receiving 43,608 shares, subject to the other terms and conditions in this Agreement. The Restricted Shares shall vest one twelfth (1/12th) per month (or one-eleventh (1/11th) per month as to 2001) and shall be subject to a Restricted Stock Agreement dated as of January 1 of such year (or on or about the date hereof with respect to 2001) in substantially the form attached hereto as Exhibit A. (With respect to the share and option calculations in Sections 4.3 and 4.4, all amounts have been calculated after taking into effect the Company's one-for-three reverse stock split effective August 9, 2001.)


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       (b) Executive may also elect to take all or any portion of his Bonus described in Section 4.2 in cash and/or common stock of the Company, within ten (10) days of the date the Board of Directors sets the amount of such Bonus. If Executive elects to take any portion of his Bonus in common stock of the Company, the Company shall issue Executive such number of shares of common stock equal to the amount of Bonus to be paid in common stock, net of all applicable tax and other standard payroll deductions, divided by the closing price of the common stock on the date the Board approves the amount of the Bonus. Such stock shall not be subject to a Restricted Stock Agreement substantially in the form attached as Exhibit A.

       (c) In the event Executive elects to receive any shares of common stock of the Company as provided in this Section 4.3, it shall be Executive's sole responsibility to determine whether or not to make an election pursuant to
   Section 83(b) of the Internal Revenue Code and if he determines to make such election, it shall be his sole responsibility to file such election with the IRS.

   4.4 Stock Option Grants. Executive may be granted options to acquire shares of the Company's common stock at anytime at the discretion of the Board. Such grant shall be made pursuant to an Incentive Stock Option Agreement between the Company and Executive to the extent Executive is eligible for incentive options under applicable tax laws and, with respect to any excess, a Non-Qualified Stock Option Agreement between the Company and Executive. Such agreement will provide for vesting of such options over four (4) years at the rate of 1/48th per month, unless otherwise determined by the Board. Executive shall be granted options to acquire 333,333 shares of common stock pursuant to a separate Stock Option Agreement dated on or about the date hereof. Such Agreement shall generally provide for immediate vesting of 166,667 options as of the date of grant and ratable vesting over four (4) years (1/48th per month) of the remaining 166,666 options, subject to other provisions of such Stock Option Agreement. The 166,667 options immediately vested upon grant shall have an exercise price of $3.00 per share; 83,333 options shall have an exercise price of $12.00 per share; and 83,333 options shall have an exercise price of $18.00 per share. In all events all options shall be subject to the terms and conditions of the Company's 1999 Amended and Restated Stock Option Plan, as the same may be amended from time to time (the "STOCK OPTION PLAN").

   4.5 Other Benefits. As long as Executive is employed by the Company, Executive shall be entitled to receive the following benefits in addition to his Base Salary:

       (a) Executive shall have the right to participate in all group benefit plans of the Company in accordance with the Company's regular practices with respect to its senior officers.

       (b) Executive shall be entitled to reimbursement from the Company for reasonable out-of-pocket expenses incurred by him in the course of the performance of his duties hereunder, subject to compliance with the Company's standard expense policies and procedures.


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       (c) Executive shall be entitled to such vacation, holidays and other paid or unpaid leaves of absence as are consistent with the Company's policy for other senior officers.

5. Term. The term of this Agreement shall be for an initial period of four (4) years and ending on January 31, 2005, and shall thereafter automatically be extended for an additional period of one (1) year on a yearly basis, unless on or before December 1 of any subsequent year, either Executive or the Company gives the other party notice that the term of this Agreement will not be so extended, in which case the term of this Agreement will end on the end of the year designated in the notice.

6. Termination and Resignation. Notwithstanding Section 5, the Company shall have the right to terminate Executive's employment hereunder at any time and for any reason, and upon any such termination Executive shall be entitled to receive from the Company prompt payment of the amount determined pursuant to the applicable subparagraph of Paragraph 7 below. Executive shall have the right to terminate his employment hereunder at any time by resignation, and he shall thereupon be entitled to receive from the Company payment of the amount determined pursuant to the applicable subparagraph of Paragraph 7 below.

7. Payments Upon Termination and Resignation.

   7.1 Pro Rata Payments Upon Termination for Cause, Resignation Prior to Change in Control, Death or Disability. If (a) the Company at any time terminates Executive's employment for Cause (as defined below), or (b) prior to the occurrence of a Change In Control (as defined below) of the Company, Executive voluntarily resigns for any reason other than because of a Constructive Discharge by the Company, then in each case Executive shall be entitled to receive only his Base Salary on a pro rata basis to the date of termination plus any amounts due Executive through the date of termination in accordance with Paragraph 4.5. If Executive during the term of this Agreement dies or becomes disabled (being the inability of Executive to perform his normal employment duties for any six (6) months during any twelve (12) month period because of either physical or mental incapacity), Executive or his estate shall be entitled to receive any amounts due Executive pursuant to Section 4.5 and to receive his Base Salary plus Bonus on a pro rata basis to the date of termination or resignation. For purposes of this Paragraph 7.1, "pro rata" shall mean the product of Executive's annual Base Salary and Bonus that would have been payable had Executive's employment not terminated multiplied by a fraction the denominator of which is 365 and the numerator of which is the number of days during the calendar year that have passed through the date of the termination of Executive's employment.


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   7.2 Base Salary and Average Bonus Payment Upon Termination Prior to Initial
Change in Control Event or Upon Constructive Discharge Prior to Change in Control. If (a) prior to the occurrence of an Initial Change in Control Event (as defined below), the Company terminates Executive's employment because of a Discharge Event (as defined below), or if (b) prior to the occurrence of a Change in Control of the Company, Executive's employment ceases due to Constructive Discharge, then in each case Executive shall be entitled to receive a lump sum payment equal to his Base Salary and Average Bonus (as defined below). If prior to the occurrence of an Initial Change in Control Event the Company terminates Executive's employment without Cause (other than due to Constructive Discharge) and without a Discharge Event, then Executive shall be entitled to receive a lump sum payment equal to two times his Base Salary and Average Bonus.

   7.3 Payment Upon Termination After Initial Change of Control Event or Upon Termination or Resignation After a Change in Control.

       (a) If after the occurrence of an Initial Change of Control Event of the Company, the Company terminates Executive's employment hereunder because of a Discharge Event, or without Cause and without any Discharge Event, including by Constructive Discharge, then in either case:

           (i) in the event the closing trading price of the Company's common stock on the date of the Initial Change of Control equals or exceeds three
   (3) times the closing trading price of such stock on February 1, 2001, the Company will pay Executive a lump sum payment equal to two (2) times the sum of Executive's Base Salary and his Average Bonus (as defined below); or

           (ii) in the event the closing trading price of the Company's common stock on the date of the Initial Change of Control is less than three (3) times the closing trading price of such stock on February 1, 2001 (such closing price being $1.28), or $3.84 after adjustment for the Company's one-for-three reverse stock split effective August 9, 2001 the Company will pay Executive a lump sum payment equal to one (1) times the sum of Executive's Base Salary and Average Bonus.

       (b) Notwithstanding the foregoing Subsection 7.3(a), the Company shall pay Executive a termination payment equal to one (1) times his Base Salary and Average Bonus if Section 7.3(a) is triggered but the Initial Change in Control Event constitutes a "going private transaction," as defined in
   Section 13(e)(3) of the Exchange Act of 1934 (other than an acquisition of the Company by a third party not owned or controlled by "Affiliates" of the Company, as "Affiliates" is also defined in Section 13(e)(3)).

       (c) Notwithstanding Subsection 7.3(a), the Company shall pay Executive a termination payment equal to one and one-half (1.5) of his Base Salary and Average Bonus if, within one (1) year following a Change in Control Event, Executive voluntarily resigns for any reason other than death, disability or Constructive Discharge.

   7.4 Certain Definitions. The following terms not defined elsewhere in this Agreement shall have the following definitions:


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       (a) "AVERAGE BONUS" shall mean that result obtained by dividing the sum of the Bonuses, if any, actually paid to Executive pursuant to Paragraph 4.2 above in respect of the two (2) years immediately preceding the year in which Executive is terminated by two; provided, however, that with respect to a termination of employment that occurs prior to January 1, 2003, the Average Bonus of Executive shall be equal to the Bonus Executive actually received with respect to his employment during 2001, as annualized.

       (b) Termination by the Company of Executive's employment for "CAUSE" shall mean termination upon the willful misappropriation of funds or properties of the Company or the willful contravention of the standards referred to in the last sentence of Paragraph 9 below. For purposes of this definition, no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of the Company. Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Executive a copy of a resolution, duly adopted by the affirmative vote of not less than one-half (1/2) of the entire membership of the Board of Directors of the Company at a meeting of the Board duly called and held (after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board) finding that in the good faith opinion of the Board Executive was guilty of the conduct set forth above and specifying the particulars thereof in detail.

       (c) A "CHANGE IN CONTROL" shall be conclusively deemed to have occurred if (and only if) any of the following shall have taken place: (i) a change in control is reported by the Company in response to either Item 6(e) of
   Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended ("EXCHANGE ACT"), or Item 1 of Form 8-K promulgated under the Exchange Act; (ii) any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing forty percent (40%) or more of the combined voting power of the Company's then outstanding securities; or (iii) following the election or removal of directors, a majority of the Board consists of individuals who were not members of the Board two (2) years before such election or removal, unless the election of each director who was not a director at the beginning of such two-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the two-year period.

       (d) The "CODE" shall refer to the Internal Revenue of 1986, as amended.

       (e) A "CONSTRUCTIVE DISCHARGE" by the Company shall mean either of the following: (i) a material diminution in the authority, status or responsibilities of Executive, (ii) failure to pay Executive's Base Salary for more than thirty (30) days after the regularly scheduled due date for any portion thereof (other than resulting from unintentional clerical error), or
   (iii) relocation of Company's principal executive


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   offices outside of Davidson or Williamson Counties, Tennessee; provided that in no event will termination for Cause constitute Constructive Termination.

       (f) A "DISCHARGE EVENT" shall have occurred if Executive shall have received a copy of a resolution duly adopted by the affirmative vote of a majority of the members of the Compensation Committee of the Board of Directors of the Company finding that, upon the recommendation of and for the reasons cited by the Chairman of the Company, Executive is no longer discharging his duties in a manner consistent with the effective administration of the affairs of the Company and hence the continued employment of Executive is no longer in the best interest of the Company.

       (g) An "INITIAL CHANGE IN CONTROL EVENT" shall be conclusively deemed to have occurred when any individual, group, partnership, corporation, trust or other entity ("PERSON") initiates a course of action or conduct that, in the good faith judgment of the Board of Directors of the Company, might reasonably be expected to lead to a Change in Control of the Company. For example and without limiting the scope of the foregoing, an Initial Change in Control Event would include the public announcement or other disclosure by a Person of its intention (i) to acquire by private or open market purchase, tender offer, exchange offer, or otherwise forty percent (40%) or more of the combined voting power of the Company's outstanding securities, or (ii) to solicit proxies or consents for the removal of a majority of incumbent directors or the election of persons to serve as a majority of directors of the Company in opposition to nominees proposed by the Board of Directors of the Company.

8. Exercise of Options.

   8.1 In the event, prior to a Change in Control:

       (a) Executive's employment is terminated by the Company for any reason other than for Cause, including termination by Constructive Discharge, Executive's stock options which are vested as of such time shall remain exercisable for a period of no less than two (2) years, as determined by the Company's Board of Directors or committee established by the Board of Directors to administer the Stock Option Plan, subject to the terms and conditions of the Stock Option Plan including, without limitation, provisions regarding the maximum period during which incentive stock options may be exercised;

       (b) Executive's employment is terminated by the Company for Cause, Executive's stock options shall terminate in accordance with the Stock Option Plan;

       (c) Executive's employment is terminated pursuant to Executive's death or permanent disability, Executive's vested stock options shall remain exercisable until the earlier of the expiration of the option term specified in the applicable options agreement(s), or a period of no less than two (2) years from the Date of Termination, as determined by the Company's Board of Directors or committee established by the Board of Directors to administer the Stock Option Plan, subject


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   to the terms and conditions of the Stock Option Plan regarding the maximum period during which incentive stock options may be exercised; or

       (d) Executive's employment is terminated pursuant to Executive's resignation, Executive's vested stock options shall remain exercisable for ninety (90) days after the Date of Termination, unless a longer period is established by the Company's Board of Directors or committee established by the Board of Directors to administer the Stock Option Plan, subject in all events to the terms and conditions of the Stock Option Plan including, without limitation, provisions regarding the maximum period during which incentive stock options may be exercised.

   8.2 Contemporaneously with the occurrence of a Change in Control of the Company, all outstanding options previously granted to Executive under any then existing Company stock option, stock appreciation or other employee incentive plan that are not otherwise exercisable by Executive at the time the Change in Control of the Company occurs will immediately vest and become exercisable. In the event, after a Change in Control:

       (a) Executive's employment is terminated by the Company for any reason other than for Cause, including termination by Constructive Discharge, then:

           (i) Executive's stock options shall remain exercisable until the earlier of the expiration of the option term specified in the applicable option agreement(s), or five (5) years from the Date of Termination, subject to the terms and conditions of the Stock Option Plan regarding the maximum period during which incentive stock options may be exercised; and

           (ii) In addition to payments due Executive pursuant to Section 7.2, the expiration of any restrictions on common stock awarded Executive pursuant to his election under Section 4.3 in lieu of Base Salary for the year in which the Change in Control occurs shall automatically be accelerated, and such restrictions shall terminate as of the date Executive's employment is so terminated.

       (b) Executive's employment is terminated by the Company for Cause, Executive's stock options shall terminate in accordance with the Stock Option Plan;

       (c) Executive's employment is terminated pursuant to Executive's death or permanent disability, Executive's vested stock options shall remain exercisable until the earlier of the expiration of the option term specified in the applicable option agreement(s), or a period of no less than two (2) years from the Date of Termination, as determined by the Company's Board of Directors or committee established by the Board of Directors to administer the Stock Option Plan, subject to the terms and conditions of the Stock Option Plan regarding the maximum period during which incentive stock options may be exercised; or

       (d) Executive's employment is terminated pursuant to Executive's


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   resignation, Executive's vested stock options shall remain exercisable until the earlier of the expiration of the option term specified in the applicable option agreement(s), or five (5) years from the Date of Termination, subject in all events to the terms and conditions of the Stock Option Plan regarding the maximum period during which incentive stock options may be exercised.

   8.3 For purposes of Sections 8.1 and 8.2, the "maximum period during which incentive stock options may be exercised" shall be determined without regard to any requirement in the Plan that incentive stock options be exercised within a certain time after termination of Executive's employment. Accordingly, in the event Executive ceases to be employed by the Company, any incentive stock option issued to Executive that is not exercised within the time period specified in
Section 7.8, 7.9 or 7.10 of the Stock Option Plan, as applicable, may continue to be exercisable as a non-qualified stock option for the term specified in
Section 8.1(a) or (c) or Section 8.2(a), (c) or (d) hereof, as applicable.

9. Preservation of Business; Fiduciary Responsibility. Executive shall use his best efforts to preserve the business and organization of the Company, to keep available to the Company the services of present employees and to preserve the business relations of the Company with suppliers, distributors, customers and others. Executive shall not knowingly commit any act, or in any way assist others to commit any act, which would directly injure the Company. So long as Executive is employed by the Company, Executive shall observe and fulfill proper standards of fiduciary responsibility attendant upon his service and office.

10. Restrictive Covenants.

   10.1 Non-Compete. During the term of this Agreement (including any renewal periods as provided in Paragraph 5) and for a period of twenty-four (24) months following the termination of Executive's employment with the Company under this Agreement, whether Executive's employment terminates pursuant to the provisions of Paragraph 6 of this Agreement or otherwise (collectively, the "RESTRICTED PERIOD"), Executive covenants and agrees that he will not, without the express approval of the Board of Directors, directly or indirectly anywhere in the continental United States engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than the Company (or any subsidiary or affiliate of the Company) whose business, activities, products or services (collectively, "BUSINESS ACTIVITIES") are competitive with either (i) any of the Business Activities conducted or offered by the Company or its subsidiaries or affiliates during any period in which Executive is employed by the Company or any of its subsidiaries or affiliates, or has served as a director of the Company, which Business Activities shall include in any event and without limitation providing software products and marketing, training, management, billing, collection and insurance brokerage services to entities in the business of purchasing or financing accounts receivable or in the factoring business, or (ii) any other Business Activities which the Company or its subsidiaries or affiliates conducts or offers on, or is actively planning and actually conducts or offers within twelve (12) months after the date Executive's employment with the Company terminates. Notwithstanding the foregoing, Executive may (i) own, directly or indirectly, solely as an investment, securities of any entity if Executive (A) is not a


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controlling person with respect to such entity and (B) does not, directly or indirectly, own five percent (5%) or more of any class of the securities of such entity; and (ii) serve on the boards of directors of companies whose Business Activities are not competitive with either (A) any of the Business Activities conducted or offered by the Company or its subsidiaries or affiliates, which Business Activities shall include in any event and without limitation, providing software products and marketing, training, management, billing, collection and insurance brokerage services to entities in the business of purchasing or financing accounts receivable or in the factoring business, or (B) any other Business Activities which the Company or its subsidiaries or affiliates conducts or offers, or is actively planning to conduct or offer.

   10.2 Trade Secrets; Confidential Information. Executive covenants and agrees that, at all times during and after the Restricted Period, he shall keep secret and not disclose to others or appropriate to his own use or the use of others any trade secrets, or secret or confidential information or knowledge pertaining to the Company Business or the affairs of the Company or any of its affiliates including without limitation trade know-how, trade secrets, consultant contracts, customer lists, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, technical processes, designs and design projects, inventions and research projects; provided, however, that the following shall not constitute a breach or violation of this Paragraph: any disclosure made by Executive in the course of his employment by the Company as provided in this Agreement, or any disclosure reasonably believed by Executive to be compelled by law or legal process. Information shall not be deemed confidential or secret for purposes of this Agreement if it is generally known in the industry.

   10.3 Employees of the Company. During the Restricted Period, Executive shall not directly or indirectly hire away or solicit to hire away from the Company or any of its affiliates any employee of the Company or its affiliates, other than employment resulting from general media advertisements of employment opportunities.

   10.4 Property of the Company. All memoranda, notes, lists, records and other documents (and all copies thereof) made or compiled by Executive or made available to Executive during his employment by the Company concerning the business or affairs of the Company or any of its affiliates, other than any of such which may pertain primarily personally to Executive, shall be the exclusive property of the Company and shall be delivered to the Company promptly upon the termination of Executive's employment with the Company or at any other time on request by the Board of Directors of the Company or such affiliates; provided, however, that the Company shall allow Executive to make copies of any such documents that are not directly related to the Business Activities of the Company and are not likely to result in injury to the Company.

   10.5 Rights and Remedies Upon Breach. If Executive breaches, or threatens to commit a breach of, any of the provisions of Paragraphs 10.1 through 10.4 of this Agreement (collectively, the "RESTRICTIVE COVENANTS"), the Company shall have the following rights and remedies, each of which shall be independent of the other and severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company: (a) the right and remedy to have any of the


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Restrictive Covenants specifically enforced by any court having jurisdiction and in Tennessee by an arbitration panel as provided in Paragraph 13 of this Agreement, it being hereby acknowledged and agreed by Executive that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and (b) the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as a result of any transactions constituting a breach of any of the Restrictive Covenants, and Executive shall account for and pay over such benefits to the Company.

   10.6 Severability of Covenants. If it is determined that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If it is determined that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration of such provision, the geographical area covered thereby, or any other determination of unreasonableness of the provision, the arbitration panel making such determination shall have the power to reduce the duration, area or scope of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced.

11. Notice. All notices, requests, demands and other communications given under or by reason of this Agreement shall be in writing and shall be deemed given when delivered in person or when mailed, by certified mail (return receipt requested), postage prepaid, addressed as follows (or to such other address as a party may specify by notice pursuant to this provision):

        (a)      To the Company:

                 Private Business, Inc
                 9010 Overlook Boulevard
                 Brentwood, Tennessee 37027
                 Attention:  Chairman

                 With a copy to:

                 Lee C. Dilworth
                 Harwell Howard Hyne Gabbert & Manner, P.C.
                 315 Deaderick Street
                 Suite 1800
                 Nashville, Tennessee 37238

        (b)      To Executive:

                 Tom Black
                 6204 Harding Road
                 Nashville, Tennessee 37205

12. Controlling Law and Performability. The execution, validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Tennessee.

13. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled by arbitration in Nashville, Tennessee. In the proceeding Executive shall select one (1) arbitrator, the Company shall select one (1) arbitrator and the two (2) arbitrators so selected shall select a third
(3rd) arbitrator. The decision of a majority of the arbitrators shall be binding on Executive and the Company. Should one party fail to select an arbitrator within five (5) days after notice of the appointment of the an arbitrator by the other party or should the two (2) arbitrators selected by Executive and the Company fail to select an arbitrator within ten (10) days after the date of the appointment of the last of such two (2) arbitrators, any person sitting as a Judge of the United States District Court for the Middle District of Tennessee, Nashville Division, upon application of Executive or the Company, shall appoint an arbitrator to fill such space with the same force and effect as though such arbitrator had been appointed in accordance with the first sentence of this Paragraph 13. Any arbitration proceeding pursuant to this Paragraph 13 shall be conducted in accordance with the rules of the American Arbitration Association. Judgment may be entered on the arbitrators' award in any court having jurisdiction.

14. No Obligation to Mitigate. Executive shall not be required to mitigate the amount of any payment provided for in Paragraph 7 by seeking other employment or otherwise, nor shall the amount of any payment provided for in Paragraph 7 be reduced by any compensation earned by Executive as a result of employment by another employer or otherwise.

15. Additional Instruments. The Parties shall execute and deliver any and all additional instruments and agreements that may be necessary or proper to carry out the purposes of this Agreement.

16. Entire Agreement and Amendments. This Agreement, together with stock option agreements and the Stock Option Plan contemplated by Section 4.4, contains the entire agreement of the Parties relating to the matters contained herein and supersedes all prior agreements and understandings, oral or written, between the Parties with respect to the subject matter hereof. This Agreement may be changed only by an agreement in writing signed by the Party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

17. Separability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by the decision of any arbitrator or by decree of a court of last resort, the Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable to preserve the original intent of this Agreement to the extent legally possible, but all other provisions of this Agreement shall remain in full force and effect.

18. Assignments. The Company may assign this Agreement and in the event of an assignment of this Agreement, all covenants, conditions and provisions hereunder shall inure to the benefit of and be enforceable against the Company's successors and assigns.

The rights and obligations of Executive under this Agreement are personal to him, and no such rights, benefits or obligations shall be subject to voluntary or involuntary alienation, assignment or transfer.

19. Effect of Agreement. Subject to the provisions of Paragraph 18 with respect to assignments, this Agreement shall be binding upon Executive and his heirs, executors, administrators, legal representatives and assigns and upon the Company and respective successors and assigns.

20. Execution. This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one and the same instrument.

21. Waiver of Breach. The waiver by either Party of a breach of any provision of the Agreement by the other Party shall not operate or be construed as a waiver by such Party of any subsequent breach by such other Party.

   IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date(s) below, effective as set forth above.


                                    PRIVATE BUSINESS, INC.



                                    By:
                                           -------------------------------------
                                    Title:
                                           -------------------------------------

                                    August 13, 2001



                                    EXECUTIVE


                                    --------------------------------------------
                                    THOMAS BLACK

                                    August 13, 2001